Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 File No. 333-113116, Form S-4 File No. 333-110683, and Form S-8 File Nos. 33-48890, 33-51275, 33-56017, 333-01211, 333-06403, 333-08651, 333-40849, 333-76445, 333-48780, 333-71628, 333-90263, 333-100124 and 333-112346) of Silicon Graphics, Inc. of our reports dated September 15, 2005, with respect to the consolidated financial statements and schedule of Silicon Graphics, Inc., Silicon Graphics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Silicon Graphics, Inc., included in this Annual Report (Form 10-K) for the year ended June 24, 2005.

/s/    Ernst & Young LLP

San Jose, California

September 15, 2005